Exhibit 99.1

NEWS RELEASE for August 11, 2010 at 4:00 PM EDT
Contact:	Allen & Caron Inc	Gail M. Sasaki
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS SECOND QUARTER, SIX-MONTH RESULTS

Year-over-Year Revenues for Second Quarter Up 193 Percent; Margins Increase; Qualification Activity for HyperCloud™ Accelerate and NetVault™ NV Battery-Free Begins to Ship in Volume

IRVINE, CA (August 11, 2010) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the second quarter and six months ended July 3, 2010.

Revenues for the second quarter ended July 3, 2010, were $9.3 million, up 193 percent from revenues of $3.2 million for the second quarter ended July 4, 2009.  Sequentially, revenues improved 17.9 percent from the $7.9 million in revenues for the first quarter ended April 3, 2010.  Gross profit for the second quarter ended July 3, 2010, was $1.8 million, or 19.5 percent of revenues, compared to a gross profit of $0.2 million, or 7.7 percent of revenues, for the second quarter ended July 4, 2009.

Net loss for the second quarter ended July 3, 2010, was $4.0 million, or $0.16 loss per share, compared to a net loss in the prior year period of $4.0 million, or $0.20 loss per share.  These results include stock-based compensation expense in the second quarter ended July 3, 2010, of $0.4 million compared with $0.3 million in the prior year period.

“We saw growth from our base business as the sales for NetVault battery-backed products increased substantially from the previous quarter.  We also began initial shipments of the new NetVault battery-free product to Dell and saw significant progress with HyperCloud qualification activities,” Chief Executive Officer C.K. Hong said.

“HyperCloud has been undergoing extensive testing at many targeted customers and the feedback continues to validate the benefits of this technology in servers and the datacenter environment.  We look forward to seeing a ramp in demand for HyperCloud products in the coming months.  In parallel with the technical marketing activity, we’ve commenced product development on next-generation HyperCloud and NetVault in order to meet planned qualification windows in the first half of 2011,” said Hong.

Revenues for the six months ended July 3, 2010, were $17.2 million, up 222 percent from revenues of $5.3 million for the six months ended July 4, 2009.  Gross profit for the six months ended July 3, 2010, was $3.6 million, or 21.1 percent of revenues, compared to a negative gross profit of $0.3 million, or a negative gross margin of 5.5 percent of revenues for the six months ended July 4, 2009.

Net loss for the six months ended July 3, 2010, was $6.9 million, or $0.31 loss per share, compared to a net loss in the prior year period of $7.8 million, or $0.39 loss per share.  These results include stock-based compensation expense in the six months ended July 3, 2010, of $0.8 million compared with $0.6 million in the prior year period.

As of July 3, 2010, cash, cash equivalents, and investments in marketable securities were $23.1 million, total assets were $39.5 million, working capital was $24.2 million, total debt was $0.1 million, and stockholders’ equity was $29.4 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the second quarter and six months ended July 3, 2010.  The dial-in number for the call is 1-877-941-2069.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for the server and high-performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, enhanced functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist was founded in 2000 and is headquartered in Irvine, California with manufacturing facilities in Suzhou, People’s Republic of China.  For more information, visit the Company’s website at www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, continuing development, qualification and volume production of NetVault™ NV and HyperCloud™; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 19, 2010, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales	$9,304	$3,173	$17,194	$5,335
Cost of sales(1)	7,486	2,929	13,558	5,628
Gross profit (loss)	1,818	244	3,636	(293)
Operating expenses:
Research and development(1)	3,190	2,030	6,198	3,644
Selling, general and administrative(1)	2,607	2,120	5,177	4,055
Total operating expenses	5,797	4,150	11,375	7,699
Operating loss	(3,979)	(3,906)	(7,739)	(7,992)
Other income:
Interest income, net	3	18	4	100
Other income (expense), net	4	(45)	71	130
Total other income (expense), net	7	(27)	75	230
Loss before provision (benefit) for income taxes	(3,972)	(3,933)	(7,664)	(7,762)
Provision (benefit) for income taxes	2	31	(725)	49
Net loss	$(3,974)	$(3,964)	$(6,939)	$(7,811)
Net loss per common share:
Basic and diluted	$(0.16)	$(0.20)	$(0.31)	$(0.39)

Weighted-average common shares outstanding:
Basic and diluted	24,780	19,855	22,734	19,855

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$12	$38	$22	$67
Research and development	117	48	163	106
Selling, general and administrative	297	204	623	424

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	July 3,	January 2,
	2010	2010

ASSETS
Current assets:
Cash and cash equivalents	$16,993	$9,942
Investments in marketable securities	5,211	3,949
Accounts receivable, net	7,119	4,273
Inventories	4,259	2,232
Prepaid expenses and other current assets	687	854
Total current assets	34,269	21,250

Property and equipment, net	4,085	4,779
Long-term investments in marketable securities	902	941
Other assets	242	221
Total assets	$39,498	$27,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,179	$4,057
Accrued payroll and related liabilities	1,839	2,332
Accrued expenses and other current liabilities	507	605
Accrued engineering charges	1,431	661
Current portion of long-term debt	92	108
Deferred gain on sale and leaseback transaction	49	108
Total current liabilities	10,097	7,871
Long-term debt, net of current portion	10	51
Total liabilities	10,107	7,922

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 25,266 (2010) and 20,111 (2009) shares issued and outstanding	25	20
Additional paid-in capital	88,435	71,332
Accumulated deficit	(58,965)	(52,026)
Accumulated other comprehensive loss	(104)	(57)
Total stockholders’ equity	29,391	19,269
Total liabilities and stockholders’ equity	$39,498	$27,191

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